Exhibit 99.1

Bank of the Ozarks, Inc. Announces Agreement to Acquire The First National Bank of Shelby in Shelby, North Carolina

LITTLE ROCK, Ark.--(BUSINESS WIRE)--January 24, 2013--Bank of the Ozarks, Inc. (NASDAQ: OZRK) announced today that it has entered into a definitive agreement and plan of merger (“Agreement”) with The First National Bank of Shelby (“First National Bank”) in Shelby, North Carolina. According to the terms of the Agreement, Bank of the Ozarks, Inc. (“Company”) will acquire all of the outstanding common stock of First National Bank in a transaction valued at approximately $67.8 million, including $64.0 million of merger consideration for the outstanding common stock of the First National Bank and approximately $3.8 million representing the value of real property which is being simultaneously purchased from parties related to First National Bank and on which certain First National Bank offices are located. Closing of the transaction is expected to be accretive to the Company’s book value per common share and tangible book value per common share. The transaction is expected to be accretive to the Company’s diluted earnings per common share for the first twelve months after the transaction closes and thereafter.

First National Bank operates 14 North Carolina banking offices in a four county area west of Charlotte including nine offices in Cleveland County, three offices in Gaston County, and one office each in Lincoln and Rutherford Counties. At December 31, 2012, First National Bank had approximately $857 million of total assets, $474 million of loans and $652 million of deposits. First National Bank opened in Shelby in 1874.

“First National Bank has a rich heritage in North Carolina with 14 offices in Shelby and the surrounding communities. Bank of the Ozarks has been operating in nearby Charlotte for over a decade, giving us good insight into the market. We are pleased to expand our service area to these additional communities. Customers of First National Bank can expect local decision making and the same quality of friendly hometown banking they have long enjoyed, in addition to benefiting from a broader range of financial services,” commented George Gleason, Chairman and Chief Executive Officer of Bank of the Ozarks.

Helen Jeffords, President and Chief Executive Officer of The First National Bank of Shelby, stated, “Bank of the Ozarks, one of the most respected community banks in the country, shares our customer focus and tradition of community service. It was of great importance to us to join a company with a strong sense of community, outstanding financial strength, and progressive leadership. Our customers, employees, communities and stockholders will all benefit from our partnership with Bank of the Ozarks.”

Under the terms of the Agreement, which has been unanimously approved by the boards of directors of both companies, each outstanding share of common stock of First National Bank will be converted, at the election of each First National Bank shareholder, into the right to receive shares of the Company’s common stock, plus cash in lieu of any fractional share, or the right to receive cash, all subject to certain conditions and potential adjustments, provided that at least 51% of the merger consideration paid to First National Bank shareholders will consist of shares of the Company’s common stock. The number of Company shares to be issued will be determined based on First National Bank shareholder elections and the Company’s 10-day average closing stock price as of the fifth business day prior to the closing date, ranging between $27.00 per share and $44.20 per share.

Upon the closing of the transaction, First National Bank will merge into the Company’s wholly-owned bank subsidiary, Bank of the Ozarks. Completion of the transaction is subject to certain closing conditions, including customary regulatory approvals and the approval of the shareholders of First National Bank. The transaction is expected to close during the second or third quarter of 2013.

First National Bank was advised by the investment banking firm of Sandler O’Neill + Partners L.P. and the law firm of Nelson, Mullins, Riley & Scarborough, LLP. Bank of the Ozarks, Inc. was represented by the law firm of Kutak Rock LLP.

ADDITIONAL INFORMATION

The Company intends to file a registration statement on Form S-4, which will include a proxy statement/prospectus and other relevant materials in connection with the proposed merger transaction involving the Company and First National Bank. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THIS FILING WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER TRANSACTION. Investors and security holders may obtain free copies of these documents and other documents filed with the Securities and Exchange Commission (the “SEC”) on the SEC’s website at http://www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by the Company at the Company’s website at http://www.bankozarks.com, Investor Relations, or by contacting Susan Blair, by telephone at (501) 978-2217.

Bank of the Ozarks, Inc. is a bank holding company with $4.04 billion in total assets as of December 31, 2012 and trades on the NASDAQ Global Select Market under the symbol “OZRK.” The Company owns a state-chartered subsidiary bank that conducts banking operations through 117 offices in Arkansas, Georgia, Texas, Florida, Alabama, North Carolina and South Carolina. The Company may be contacted at (501) 978-2265 or P.O. Box 8811, Little Rock, Arkansas 72231-8811. The Company’s website is: www.bankozarks.com.

CONTACT:
Bank of the Ozarks, Inc.
Susan Blair, 501-978-2217